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TODAY'S NEWS

LA PETITE ANNOUNCES WAIVER OF DEFAULTS, CREDIT AGREEMENT AMENDMENTS AND EQUITY INVESTMENT

     OVERLAND PARK, Kan., Nov. 15 /PRNewswire/ -- LPA Holding Corp. and La Petite Academy, Inc. jointly announced today that La Petite Academy obtained from its bank lenders a waiver and an amendment to its existing credit agreement. The waiver and amendment waives existing defaults of LPA Holding Corp. and La Petite Academy in connection with the failure to satisfy certain financial covenants for the quarterly periods ended June 30, 2001 and September 30, 2001, and the failure to deliver timely financial information to the lenders. Additionally, the amendment revised certain financial covenant targets for fiscal years 2002, 2003 and 2004. The amendment also addressed specific waivers necessary to permit the equity investment described below.

     In connection with the waiver and amendment, LPA Holding Corp. sold securities to LPA Investment LLC, its controlling stockholder, for an amount equal to $3.4 million and received a commitment from LPA Investment to purchase an additional $11.6 million of securities prior to May 15, 2002. The securities include shares of a newly designated Series B Convertible Redeemable Participating Preferred Stock and warrants to purchase shares of Class A Common Stock. The proceeds were contributed to La Petite Academy through an equity contribution and will be used for general working capital purposes. As part of the waiver and amendment, J.P. Morgan Partners (23A SBIC), LLC agreed to guaranty a portion of the bank debt if LPA Investment fails to purchase the new preferred stock prior to May 15, 2002 or earlier if the bank debt has been accelerated. J.P. Morgan Partners (23A SBIC) is an affiliate of LPA Holding Corp. and La Petite Academy.

     This report contains forward-looking statements. The words "may," "believe," "estimate," "expect," "plan," "intend," "anticipate" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on the Company's current expectations and projections about future events, activities or developments and are subject to a number of risks, uncertainties and assumptions. Among the important risks, uncertainties and other important factors that could cause actual results to differ significantly from these expressed or implied by such forward-looking statements are general economic conditions; fluctuations in demand for childcare services; the Company's ability to open and profitably operate academies; significant competition; restrictions contained in the Credit Agreement, the indenture relating to the Notes and the Company's other material agreements; as well as the other risk factors affecting the Company detailed in the Company's Post-Effective Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-56239) and in other documents filed by the Company with the Securities and Exchange Commission.



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SOURCE La Petite Academy
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